Exhibit 99.1

Contact:
Ms. Fanny P. Narvaez Marin
Promotora Valle Hermoso, Inc.
Vice President US Operations
Phone: 800 377-2137
Email: info@promotoravh.com

Promotora Valle Hermoso Releases Earnings Guidance for the fiscal years 2006-2007

Orlando, Florida, November 8, 2006 /Prime Zone/ -- Promotora Valle Hermoso (OTC BB: PVLH - News), one of the leading providers of housing solutions in Ecuador, today released its earnings guidance for fiscal years 2006-2007.

Promotora Valle Hermoso expects the revenues for the full fiscal 2006 to be between $900,000 and $1 million, with the net income between $225,000 and $250,000 or between 3.5 cents and 4 cents per share. Adjusted net income for the entire fiscal year is projected to grow about 392 to 433 percent, compared to fiscal 2005 adjusted net income of ($77,136), or (1.2 cents) per share.

Promotora Valle Hermoso expects the revenues for the full fiscal 2007 to be between $1.1 million and $1.3 million with the net income between $300,000 and $325,000 or between 4.6 cents and 5 cents per share.

About Promotora Valle Hermoso:

Promotora Valle Hermoso invests financial resources in housing projects in Quito, Ecuador and its suburbs. Its goal is to build real estate which offers comfort and space to families preferring a lifestyle in a harmonious and peaceful environment. Housing inner-areas have natural lighting, resulting in energy savings, and are equipped with modern technology installations.

Promotora Valle Hermoso targets a housing deficit of 1,200,000 houses in a country that has a yearly growth of just 60,000 housing solutions. The efficient structure of Promotora Valle Hermoso allows building fast economy housing and targets providing the middle-class population with affordable living.

More detailed information on the housing projects can be found on the Promotora Valle Hermoso corporate website: http://www.promotoravh.com/indexe.html.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward- looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward- looking statements in order to reflect any event or circumstance that may arise after the date of the press release.